Exhibit 99.1

JCPENNEY COMMENCES TENDER OFFER FOR UP TO
$300 MILLION OF ITS OUTSTANDING DEBT SECURITIES

PLANO, Texas (April 26, 2010) –– J. C. Penney Company, Inc. (NYSE:JCP) (the “Company”), as co-obligor on the Debt Securities (as defined below), and J. C. Penney Corporation, Inc. (a wholly owned subsidiary of the Company, and together with the Company, “J. C. Penney”), as issuer of the Debt Securities, announced today the commencement of a tender offer to purchase for cash up to $300 million aggregate principal amount (the “Tender Cap”) of J. C. Penney’s respective debt securities (the “Debt Securities”) in the priority listed below and upon the terms and subject to the conditions set forth in the Offer to Purchase, dated as of April 26, 2010, and the accompanying Letter of Transmittal (together, the “Offer Documents”):

Title of Security	CUSIP	Principal Amount Outstanding	Acceptance Priority Level	Tender Offer Consideration(1)
6.375% Senior Notes due 2036	708130AC3	$700,000,000	1	$1,040.00
5.75% Senior Notes due 2018	708130AB5	$300,000,000	2	$1,082.50
6.875% Medium Term Notes due 2015	70816FAD5	$200,000,000	3	$1,125.00
7.65% Debentures due 2016	708160BJ4	$200,000,000	3	$1,162.50
7.95% Debentures due 2017	708160BQ8	$285,350,000	3	$1,185.00
7.125% Debentures due 2023	708160BE5	$254,451,000	3	$1,100.00
7.40% Debentures due 2037	708160BS4	$325,631,000	3	$1,110.00
7.625% Debentures due 2097	708160BL9	$500,000,000	3	$1,020.00
(1) Per $1,000 principal amount of Debt Securities accepted for purchase.

The tender offer commenced today and will expire at 11:59 p.m., New York City time, on May 21, 2010, unless extended or earlier terminated (such date and time, as the same may be extended or earlier terminated, the “Expiration Date”).  To be eligible to receive the Tender Offer Consideration noted in the table above, holders of Debt Securities must validly tender (and not validly withdraw) their Debt Securities on or before the Expiration Date.  Tenders of Debt Securities may be validly withdrawn at any time prior to 5:00 p.m., New York City time, on May 21, 2010, unless extended, but not thereafter.

The amount of each series of Debt Securities that is purchased in the tender offer will be based on the Tender Cap and the Acceptance Priority Level for such series noted in the table above.  If the aggregate principal amount of Debt Securities tendered exceeds the

Tender Cap, only $300 million principal amount of Debt Securities tendered will be accepted for purchase.  All Debt Securities with the Acceptance Priority Level 1 will be accepted before any Debt Securities with the Acceptance Priority Level 2, and all Debt Securities with the Acceptance Priority Level 2 will be accepted before any Debt Securities with the Acceptance Priority Level 3.  In the event the tender offer is oversubscribed with respect to any series of Debt Securities, then, if any Debt Securities of such series are purchased, such Debt Securities will be accepted on a pro rata basis.
J. C. Penney reserves the right, but is not obligated, to increase the Tender Cap in its sole discretion without extending the withdrawal deadline or otherwise reinstating withdrawal rights.

Barclays Capital Inc. and J.P. Morgan Securities Inc. are acting as dealer managers for the tender offer.  Questions regarding the terms and conditions of the tender offer may be directed to Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect), or to J.P Morgan Securities Inc. at (866) 834-4666 (toll-free) or (212) 834-3424 (collect).

D.F. King & Co., Inc. is acting as information agent for the tender offer.  Requests for copies of the Offer Documents may be directed to D.F. King & Co., Inc. at (212) 269-5550 (banks and brokers) or (800) 431-9633 (toll-free).

This press release is for informational purposes only and does not constitute an offer to purchase, the solicitation of an offer to purchase or a solicitation of tenders.  This tender offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.  No recommendation is made as to whether or not holders of Debt Securities should tender their Debt Securities pursuant to the tender offer.  The tender offer is being made solely pursuant to the Offer Documents, which more fully set forth and govern the terms and conditions of the tender offer.  The Offer Documents contain important information and should be read carefully before any decision is made with respect to the tender offer.

For further information contact:

Investor Relations
Phil Sanchez; (972) 431-5575; psanc3@jcpenney.com
Teneka Ray; (972) 431-5026; tray4@jcpenney.com

Media Relations
Darcie Brossart or Kristin Hays; (972) 431-3400
jcpcorpcomm@jcpenney.com

Corporate Website
www.jcpenney.net

About JCPenney

JCPenney is one of America’s leading retailers, operating 1,110 department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the internet, jcp.com, and the nation’s largest general merchandise catalog business.  Through these integrated channels, JCPenney offers a wide array of national, private and exclusive brands which reflect the Company’s commitment to providing customers with style and quality at a smart price.  Traded as “JCP” on the New York Stock Exchange, the Company posted revenue of $17.6 billion in 2009 and is executing its strategic plan to be the growth leader in the retail industry.  Key to this strategy is JCPenney’s “Every Day Matters” brand positioning, intended to generate deeper, more emotionally driven relationships with customers by fully engaging the Company’s approximately 150,000 Associates to offer encouragement, provide ideas and inspire customers every time they shop with JCPenney.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, trade restrictions, changes in tariff, freight, paper and postal rates, changes in the cost of fuel and other energy and transportation costs, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, risks associated with war, an act of terrorism or pandemic, and a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information.  Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

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